Accredited Investor Questionnaire

Please complete and sign this questionnaire and return it to Granite Falls Energy in the enclosed business reply envelope. Your response will help the company determine how to best structure a possible reclassification of the company's membership units that would allow the company to deregister its membership units with the U.S. Securities and Exchange Commission (SEC) and suspend its public reporting obligations. The company is requesting this information because under applicable regulations, some classes of membership units may not have more than a specified number of members who are not “accredited investors,” as defined by the SEC, if the company's membership units are to remain deregistered.

For those members who own membership units in multiple forms (individually, joint ownership with spouse, through a corporation or limited liability company, etc.), please complete a separate questionnaire for each form of ownership. Thank you for your time and assistance in completing this questionnaire. If you have any questions about this questionnaire, please contact Stacie Schuler at (320) 564-3100.

Please check all that apply:

1.	Accredited investor - individuals

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My individual net worth, or joint net worth with my spouse, is greater than $1,000,000, excluding equity from my primary residence but including any indebtedness on my primary residence in excess of its fair market value.

☐
My individual income in both 2010 and 2011 was greater than $200,000, or my joint income with my spouse in both 2010 and 2011 was greater than $300,000, and I have a reasonable expectation of reaching the same income level in 2012.

☐	I am a governor or an executive officer of Granite Falls Energy, LLC.

2.	Accredited investor - business entities (corporations, LLC's, trusts, etc.)

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The entity is a corporation, LLC, partnership, business trust, or tax-exempt 501(c)(3) organization that has greater than $5,000,000 in total assets and was not formed for the specific purpose of investing in Granite Falls Energy, LLC.

☐
The entity is any trust that has greater than $5,000,000 in total assets, is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the risks and merits of an investment in Granite Falls Energy, LLC, and that was not formed for the specific purpose of investing in Granite Falls Energy, LLC.

☐	The entity is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act.

☐	The entity's equity owners are all accredited investors. This category may apply even if the entity was formed for the specific purpose of investing in Granite Falls Energy, LLC.

☐	The entity is a bank, savings and loan association, registered broker or dealer, insurance company, or registered investment company.

☐
The entity is an employee benefit plan within the meaning of ERISA and (i) the investment decision is made by a plan fiduciary which is a bank, savings and loan association, insurance company, or registered investment advisor, (ii) the employee benefit plan has greater than $5,000,000 in total assets, or (iii) the plan is self-directed and investment decisions are made solely by persons that are accredited investors.

☐	The entity is a plan established and maintained by a state or its political subdivisions for the benefit of employees and the plan has greater than $5,000,000 in total assets.

3.	Non-accredited investor

☐    None of the categories above are applicable.

Individuals:	Business Entities:

Print name	Print name of entity

By:
Signature	Authorized signature

Date	Date

Daytime telephone number	Daytime telephone number